Exhibit 10.35

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made as of August 13, 2004 by and between DAOU Systems, Inc., a Delaware corporation (“Employer”), and Vincent Roach, an individual resident of Florida (“Employee”).

WHEREAS, Employee and Employer are parties to an Employment Agreement dated June 1, 2001 (the “Prior Agreement”), pursuant to which Employer has employed Employee;

WHEREAS, the Prior Agreement is scheduled to expire on December 31, 2004; and

WHEREAS, Employer and Employee wish to amend the Employment Agreement to create rights in Employee in connection with his promotion to the position of President and Chief Executive Officer (“CEO”);

NOW THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1. Employment Terms and Duties.

1.1. Employment. Employer employs Employee, and Employee accepts employment by Employer, upon the terms and conditions set forth in this Agreement.

1.2. Employment Period. Employer hereby employs Employee and Employee hereby accepts employment with the Company, until termination of this Agreement in accordance with the provisions of Section 5 hereof (the “Term”), to hold the office of President and Chief Executive Officer of Employer during the Term (such office, referred to herein as the “Position”).

1.3. Duties. During the Term, Employee shall serve Employer faithfully and to the best of his ability and shall devote his entire business time, attention, skill and efforts to the performance of the duties required by or appropriate for the Position. Employee shall use his best efforts to promote the success of Employer’s business, and will cooperate fully with the Board of Directors in the advancement of the best interests of Employer. Subject to the oversight of the Board of Directors, Employee shall have (i) responsibility for the exercise of the executive authority of Employer, being the general and active management of the business of Employer and the carrying into effect of all orders and resolutions of the Board of Directors, which executive authority may be delegated by Employee to other officers and/or employees of Employer, and (ii) such duties and responsibilities as may be assigned to him from time to time by the Board of Directors. Employee shall report to the Board of Directors and shall perform his duties and responsibilities hereunder at such location or locations as may be set reasonably from time to time by the Board of Directors.

1.4. Compliance with Employer’s Policies. Employee acknowledges and agrees to comply with Employer’s Confidentiality, Inventions and Non-Compete Agreement (“Confidentiality Agreement”). The Confidentiality Agreement is attached to this Agreement as Exhibit A and is incorporated by reference.

2. Compensation. Employer shall pay Employee, and Employee hereby agrees to accept, as compensation for all services to be rendered to Employer and for Employee’s covenants, assignments and covenants not to compete, the compensation set forth in this Section 2.

2.1. Base Salary Through December 31, 2004. From the effective date of this Agreement through December 31, 2004, Employer shall pay Employee a base salary at the annualized rate of Seven Hundred Fifty Thousand Dollars and Zero Cents ($750,000.00), less all gross compensation previously paid to Employee by Employer with respect to the calendar year 2004, with the remainder to be paid in equal semi-monthly installments in accordance with Employer’s normal payroll schedule. The salary amounts shall be subject to all applicable income, social security, and other taxes required to be withheld by Employer.

2.2. Additional Compensation Through December 31, 2004. Subject to Section 2.4(e), from the effective date of this Agreement through December 31, 2004, Employer shall pay additional compensation to Employee in the gross amount of Four Hundred Forty Four Thousand Dollars and Zero Cents ($444,000.00) in consideration for his execution of the Confidentiality Agreement. This additional compensation shall be paid in equal semi-monthly installments in accordance with Employer’s normal payroll schedule and shall be subject to all applicable income, social security, and other taxes required to be withheld by Employer.

2.3. Base Salary Commencing January 1, 2005. Commencing January 1, 2005, Employee shall be paid an annualized base salary (“Base Salary”) of Three Hundred Thousand Dollars and Zero Cents ($300,000.00), in equal semi-monthly installments in accordance with Employer’s normal payroll schedule and shall be subject to all applicable income, social security, and other taxes required to be withheld by Employer.

2.4. Retention Bonus.

(a) Subject to Section 2.4(d), Employee shall be eligible to receive a Retention Bonus if (i) a Transaction occurs, and (ii) Employee is the President and CEO as of the closing of the applicable Transaction.

(b) Determination of the Retention Bonus. Subject to the terms of this Agreement, Employee’s Retention Bonus shall be based upon one of the following alternative transaction models consistent with the form of a Transaction:

Transaction	Selling Price (Including cash equivalents of any non-cash consideration provided by the Buyer)	Retention Bonus Increment
Sale of ASD independently (retention bonus for such a sale to be paid in addition to any retention bonus amounts paid in conjunction with sale of other business units independently or as a group)	Up to $5 Million Between $5 Million and $10 Million Between $10 Million and $15 Million	0 10% of the Selling Price $500,000 plus 12.5% of the Selling Price in excess of $10 Million
	Over $15 Million	$1,125,000 plus 15% of the excess of the Selling Price over $15 Million, up to a maximum of $2,000,000

Sale of any one business unit in a
single transaction other than ASD
independently (retention bonus for
such a sale to be paid in addition to
any retention bonus amounts paid
on conjunction with a sale of other
business units independently or as
a group)	Up to $2.5 Million Between $2.5 Million and $5 Million	5% of the Selling Price $125,000 plus 7.5% of the Selling Price in excess of $2.5 Million
	Over $5 Million	$312,500 plus 10% of the Selling Price in excess of $5 Million, up to a maximum of $1,000,000 (for all such transactions).

Transaction	Selling Price (Including cash equivalents of any non-cash consideration provided by the Buyer)	Retention Bonus Increment
Sale of the entire business, as it existed at the time of execution of this Agreement Note: This bonus shall not be combined with any other bonus under this Section 2.4(b).	Up to $10 Million Between $10 Million and $20 Million Over $20 Million	6% of the Selling Price $600,000 plus 7% of the Selling Price in excess of $10 Million $1,300,000 plus 8% of the Selling Price in excess of $20 Million, up to a maximum of $2,500,000

Merger of the entire business as it existed at the time of execution of this Agreement, with or into another business with no additional material payment of cash or other consideration (i.e., essentially an all stock or mostly stock transaction)	Not Applicable	$1,000,000

Note: This bonus shall not be combined with any other bonus under this Section 2.4(b).

(c) Payment of Retention Bonus. The Retention Bonus shall be paid in a lump sum payment, without interest or earnings, within five (5) business days following the closing of the Transaction.

(d) Limitation on Retention Bonus. If one or more Transactions are closed prior to December 31, 2004, Employee shall receive a Retention Bonus with respect to such Transactions only if the aggregate Retention Bonus amount is greater than the aggregate compensation set forth in Sections 2.1 and 2.2 and, in such case, Employee’s Retention Bonus for such Transactions shall be equal to such excess.

(e) Termination of Employment. If Employee’s employment is terminated for any reason (or no reason) by Employer or Employee, Employee shall be eligible to receive a Retention Bonus for Transactions that have closed prior to Employee’s effective date of termination.

(f) Possible Discretionary Bonus. If Employee’s employment terminates without Cause or for Good Reason, or if a calendar year ends prior to the closing of a Transaction, the Board of Directors, in their sole discretion, may pay Employee a discretionary bonus in an amount to be determined by the Board of Directors.

(g) Allocation of Retention Bonus. The parties agree that all amounts to be paid as Retention Bonuses have been determined by mutual agreement of the parties for the purpose of compensating Employee, and shall be deemed to have been paid, 50% in consideration of Employee’s efforts on behalf of the Company and 50% in consideration for the extension of the post-employment period of non-competition and related covenants contemplated by the Confidentiality Agreement.

(h) Definitions. For purposes of this Agreement, the following terms shall have the meaning specified:

(i) “ASD” means the component of Daou Systems, Inc. known as the Application Services Division, of which Employee, per the Prior Agreement, was President.

(ii) “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

(iii) “Transaction” means any transaction or a series of transactions whereby, directly or indirectly, Control of (except in the ordinary course of business or routine securities trading activity) Employer, ASD or other business units is transferred for consideration to an unaffiliated third party, including, without limitation, a sale or exchange of capital stock or assets, a merger or consolidation, a tender or exchange offer, or any similar transaction; and

(iv) “Retention Bonus” means the monetary award set forth in Section 2.4(b) for the applicable Transaction.

2.5. Possible Reduction in Payments. Payments under Section 2.4 shall be made without regard to whether the deductibility of such payments (or any other payments) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986 (the “Code”) and without regard to whether such payments would subject Employee to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the limitation or elimination of any amount payable under Section 2.4, then the amount payable under Section 2.4 will be reduced to the extent necessary to maximize the Total After-Tax Payments. The determination of whether and to what extent payments under Section 2.4 are required to be reduced in accordance with the preceding sentence will be made at the Company’s expense by the Company’s independent auditor or, upon the mutual consent of the parties, another independent certified public accountant, which determination will be final and binding absent manifest error. In the event of any underpayment or overpayment (as determined after the application of this Section 2.5), the amount of such underpayment or overpayment will be immediately paid by the Company to Employee or refunded by Employee to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For the purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Employee (whether made under this Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the excise tax described in Section 4999 of the Code).

2.6. Interest Amounts. Employer will pay Employee an amount equal to Employee’s interest obligations less applicable taxes (“Interest Amounts”) pursuant to the Promissory Note executed by Employee in favor of Employer pursuant to the Prior Agreement and its related documents.

2.7. Discretionary Bonuses. Employer may, but is not required to, grant Employee future cash bonus awards at such times and in such amounts as Employer’s Board of Directors may determine.

3. Benefits. Employee will, during the Employment Period, be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical and other employee benefit plans of Employer that may be in effect from time to time, to the extent Employee is eligible under the terms of those plans (collectively, the “Benefits”).

4. Vacations and Holidays. Employee will be entitled to paid vacation in an amount of four weeks per year. Employee may carry-over from one year to the next any accrued but unused vacation up to a maximum of six weeks of vacation. Once Employee accrues the maximum vacation, he will not accrue additional vacation until he takes enough vacation to bring his accrual below the maximum. Employee may take vacation at such time or times as approved by the Board of Directors, such approval not to be unreasonably withheld. Employee is entitled to holidays in accordance with the holiday policies of the Company in effect for its employees from time to time.

5. Termination.

5.1. Termination by Employer for Cause or because of Employee’s Death or Disability; Termination by Employee without Good Reason.

(a) Termination by Employer for Cause or because of Employee’s Death or Disability. Employer may terminate Employee’s employment at any time for Cause or because of Employee’s death or Disability. In the event that Employee’s employment terminates for one of the reasons set forth in this Section 5.1(a), Employer will pay Employee or his estate within thirty days after the effective date of termination his Base Salary and any Retention Bonus earned through the date of termination; and any vacation accrued and owing through the termination date. Employee will not be entitled to any other compensation.

(b) Definition of Cause. For purposes of this Agreement, “Cause” is defined as (i) Employee’s knowing and willful misconduct in the performance of his duties; (ii) Employee’s failure to reasonably and in good faith perform the duties of his position; (iii) Employee’s material breach of the Confidentiality Agreement; (iv) Employee’s material failure to adhere to any written policy of Employer that is legal and generally applicable to officers of Employer; or (v) the conviction of, or the entering of a guilty plea or plea of no contest with respect to a felony, the equivalent thereof, or any other crime which involves dishonesty, fraud (financial or other) or other moral turpitude. Employee shall be provided a period of fifteen days from Employee’s receipt of the written notice of the existence of Cause to cure the harm or breach that gives rise to the determination that Cause exists for termination.

(c) Definition of Disability. For purposes of this Agreement, “Disability” shall be defined as a mental or physical impairment of Employee that renders him unable to perform the essential functions of his position, with or without a reasonable accommodation, for a period of ninety (90) days. In the event of a dispute as to whether Employee has a Disability as defined in this Agreement, Employer and Employee shall have equal rights in securing a confirming or countervailing professional opinion.

(d) Termination by Employee without Good Reason. In the event Employee terminates his employment for any reason other than Good Reason as defined in this Agreement, Employer will pay Employee within thirty days after the effective date of termination his Base Salary earned through the date of termination and any vacation accrued and owing through the termination date. Employee will not be entitled to any other compensation.

(e) Definition of Good Reason. For purposes of this Agreement, termination for “Good Reason” is defined as the termination by Employee of his employment with Employer within three (3) months after the first occurrence of any of the following events:

(i) other than as set forth in this Agreement, any reduction in Employee’s base salary or material detrimental change to the terms under which Employee is eligible for bonus compensation under this Agreement;

(ii) any significant reduction in Employee’s responsibilities and authority or a material change in Employee’s responsibility or authority that would be inconsistent or interfere with the duties of the President, CEO and/or an officer of Employer;

(iii) any failure by Employer to pay Employee’s compensation in a timely manner;

An event described in Section 5.1(e)(i) through (iii) will not constitute Good Reason unless Employee provides written notice to Employer of his intention to terminate his employment for Good Reason and unless Employer does not cure the Good Reason within fifteen (15) days of Employer’s receipt of the written notice, except that Employer shall have only seven (7) days from Employee’s written notice to cure a failure to timely pay Employee’s compensation.

5.2. Termination by Employer for Reason Other Than Cause, Death or Disability; Termination by Employee for Good Reason.

(a) Termination by Employer for Reason Other Than Cause, Death or Disability or Termination by Employee for Good Reason Prior to December 31, 2004. If Employer terminates Employee’s employment for a reason other than Cause, death or Disability or Employee terminates his employment for Good Reason prior to December 31, 2004, Employee shall receive his base salary and additional compensation payments set forth in

Sections 2.1 and 2.2 herein through December 31, 2004, and any earned Retention Bonus. The payments provided for in this Section 5.2(a) shall be paid in equal semi-monthly installments, or according to Employer’s regular payroll practices. Employee’s receipt of the payments described in this Section 5.2(a) is conditioned upon his execution of a release of all claims in favor of Employer in substantially the form attached to this Agreement as Exhibit B. Employee will not be entitled to any other compensation.

(b) Termination by Employer for Reason Other Than Cause, Death or Disability or Termination by Employee for Good Reason On or After January 1, 2005. If Employer terminates Employee’s employment for a reason other than Cause, death or Disability or Employee terminates his employment for Good Reason on or after January 1, 2005, Employee shall receive (i) any Retention Bonus earned through the date of termination; and (ii) a severance payment of Three Hundred Thousand Dollars and Zero Cents ($300,000.00); provided, however, Employee shall be eligible to receive, and Employer shall have no obligation to pay, such severance payment if Employer had previously paid Employee one or more Retention Bonuses in the aggregate of at least Three Hundred Thousand Dollars ($300,000) under this Agreement. The payment provided for in this Section 5.2(b) shall be paid in equal semi-monthly installments, or according to Employer’s regular payroll practices. Employee’s receipt of the payments described in this Section 5.2(b) is conditioned upon his execution of a release of all claims in favor of Employer in substantially the form attached to this Agreement as Exhibit B. Employee will not be entitled to any other compensation.

5.3. Benefits. Employee’s accrual of, and participation in plans providing for, Benefits will cease at the effective date of Employee’s termination for any reason, and Employee will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.

5.4. Subsequent Employment by Affiliate or Assignee. Employment shall not be deemed to have been terminated under this Agreement if Employee is offered employment under substantially the same or better terms by an affiliate of Employer, or by any successor in interest, assignee or purchaser of substantially all of Employer’s assets.

6. General Provisions.

6.1. Representations and Warranties by Employee. Employee represents and warrants to Employer that the execution and delivery of this Agreement do not, and the performance by the parties of their obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Employee; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Employee is a party or by which Employee is or may be bound.

6.2. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

6.3. Binding Effect; Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which Employer may merge or consolidate or (at Employer’s election) any entity to which all or substantially all of its assets may be transferred. The duties and covenants of Employee under this Agreement, being personal, may not be delegated.

6.4. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Employer:	DAOU Systems, Inc.
Suite 300
412 Creamery Way
Exton, PA 19341
Attention: John A. Roberts
Facsimile No.: 610.524.3182

With a copy to:	Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, PA 19312-1183
Attention: Steven J. Feder
Facsimile: 610.640.7835

If to Employee:	Vincent Roach
101 West Washington Street
Suite 1110-E
Indianapolis, IN 46240
Facsimile No.: 610.524.3182

With a copy to:	Gibson, Dunn & Crutcher, LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036
Attention: Brian Lane
Facsimile: 202.530.9589

6.5. Entire Agreement; Amendments. This Agreement and its Exhibits, by and between Employer and Employee, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties to this Agreement with respect to the subject matter of this Agreement, including, without limitation, the Prior Agreement. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties.

6.6. Governing Law. This Agreement will be governed by the laws of Indiana without regard to conflicts of laws principles.

6.7. Drafting Ambiguities. Each party to this Agreement has had an opportunity to consult with counsel regarding this Agreement and its covenants. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any of the amendments to this Agreement.

6.8. Binding Arbitration. Any dispute or claim arising out of this Agreement shall be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (AAA) or of the Judicial Arbitration and Mediation Services (JAMS) and will be governed by the Model Employment Arbitration rules of AAA. The arbitration shall be held in Indianapolis, Indiana. The arbitrator shall have all authority to determine the arbitrability of any claim and enter a final and binding judgment at the conclusion of any proceedings in respect of the arbitration. Any final judgment only may be appealed on the grounds of improper bias or improper conduct of the arbitrator. Any arbitration award will be enforceable in any court of competent jurisdiction. The arbitrator will apply Indiana substantive law in all respects. The arbitrator shall have the power to award the party prevailing in the resolution of any such claim, in addition to such other relief as may be granted, an award of all reasonable attorneys fees, expenses and costs incurred in pursuit of the claim, without regard to any statute, schedule, or rule purported to restrict such award.

6.9. Injunctive Relief. Notwithstanding the provisions of Section 6.9, Employee acknowledges that any breach of Exhibit A to this Agreement may result in irreparable and continuing damage to Employer for which there can be no adequate remedy at law, and in the event of any such breach, Employer shall be entitled to seek immediate injunctive relief, and that Employer may seek this injunctive relief from the appropriate court of law and to this limited extent is not bound by Section 6.8. Employer’s obligation to post an undertaking in support of a petition for injunction under this Section 6.9 will be determined under the applicable law and in an amount to be determined by the court.

6.10. Section Headings, Construction. The Section headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “section” or “sections” refer to the corresponding Section or sections of this

Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

6.11. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

EMPLOYER:		EMPLOYEE:

DAOU Systems, Inc.

By:	/s/ John A. Roberts	/s/ Vincent K. Roach
	John A. Roberts	Vincent K. Roach
Its:	Chief Financial Officer

EXHIBIT A

CONFIDENTIALITY, INVENTIONS AND NON-COMPETE AGREEMENT

This Confidentiality, Inventions and Non-Compete Agreement (this “Confidentiality Agreement”), confirms the agreement between Vincent Roach (“Employee”) and DAOU Systems, Inc., a Delaware corporation (the “Employer”), which is a material part of the consideration for the August 13, 2004 Amended and Restated Employment Agreement between Employee and Employer (the “Agreement”).

1. Acknowledgments by Employee. Employee acknowledges that (a) during the Term, as that term is defined in the Agreement, and as a part of the Employment, Employee will be afforded access to Employer’s Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on Employer and its business; (c) because Employee possesses substantial technical expertise and skill with respect to Employer’s business, Employer desires to obtain exclusive ownership of each Employee Invention, and Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; and (d) the provisions of this Confidentiality Agreement are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide Employer with exclusive ownership of all Employee Inventions. For purposes of this Agreement, “Confidential Information” is defined as information which Employer reasonably considers to be confidential and proprietary to Employer.

2. Confidential and Trade Secret Information.

2.1. Employee acknowledges and agrees that all Confidential Information known or obtained by Employee, whether before or after the date of this Confidentiality Agreement, is the property of Employer. Therefore, Employee agrees that Employee shall hold in confidence the Confidential Information and shall not disclose it to any Person, including disclosures for the benefit of competitors of Employer, or use for personal gain any Confidential Information, whether Employee has such information in Employee’s memory or embodied in writing or other physical form, except with the specific prior written consent of Employer or except as otherwise expressly permitted by the terms of this Confidentiality Agreement or unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Employee’s fault or the fault of any other person bound by a duty of confidentiality to Employer. Employee agrees to deliver or make available to Employer at any reasonable time Employer may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations or affairs of Employer and any other Confidential Information that Employee may then possess or have under his control. Employee’s obligations under this Confidentiality Agreement are in addition to and cumulative with those he owes Employer under the Indiana Uniform Trade Secrets Act and any other applicable law.

2.2. Any trade secrets of Employer will be entitled to all of the protections and benefits under the Indiana Uniform Trade Secrets Act and any other applicable law.

2.3. None of the foregoing obligations and restrictions applies to any part of the Confidential Information that: (a) that Employee demonstrates was or became generally available to the public other than as a result of an improper disclosure by Employee; (b) Employee demonstrates was independently developed by Employee prior to receipt of the Confidential Information from Employer; (c) was approved for release by written authorization from Employer or (d) where disclosure was ordered by a court of competent jurisdiction.

2.4. Employee will not remove from Employer’s premises (except to the extent such removal is for purposes of the performance of Employee’s duties at home or while traveling, or except as otherwise specifically authorized by Employer) any document, record, notebook, plan, model, component, device or computer software or code, whether embodied in a disk or in any other form, (but not including devices, software or code owned by Employee and used by Employee in personal applications not involving Employer’s business), that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by Employer (collectively, the “Proprietary Items”). Employee recognizes that, as between Employer and Employee, all of the Proprietary Items, whether or not developed by Employee, are the exclusive property of Employer. Upon termination of the Agreement by either party, or upon the request of Employer during the Term, Employee will return to Employer all of the Proprietary Items in Employee’s possession or subject to Employee’s control, and Employee shall not retain any copies, abstracts, sketches or other physical embodiment of any of the Proprietary Items. Notwithstanding the foregoing, upon the reasonable request of Employee, Employer will permit Employee to obtain copies of specifically identified Proprietary Items that are necessary for Employee to respond to legal, tax or other regulatory proceedings.

3. Employee Inventions. For purposes of this Confidentiality Agreement, “Employee Inventions” shall be defined to include any discoveries, improvements, developments, tools, machines, apparatus, appliances, concepts, designs, computer software programs, promotional ideas, production processes or techniques, practices, formula methods and new products, useful in or related to the business in which Employer is engaged, whether patentable, copyrightable or otherwise, that are made, discovered, developed or secured by the Employee while employed by Employer and that pertain to the subject matter of Employee’s employment with Employer. Each such Employee Invention shall belong exclusively to Employer. Employee acknowledges that all of Employee’s Employee Inventions are works made for hire and the property of Employer including any copyrights, patents or other intellectual property rights pertaining thereto. Unless it is determined by a court of competent jurisdiction that any Employee Inventions were not made within the scope of the Employment, Employee hereby assigns to Employer all of Employee’s right, title, and interest, including all rights of copyright, patent, trademark and other intellectual property rights, to or in such Employee Inventions. Employee covenants that he will promptly:

3.1. disclose to Employer in writing any Employee Invention;

3.2. assign to Employer or to a party designated by Employer, at Employer’s request and without additional compensation, all of Employee’s right to the Employee Invention for the United States and all foreign jurisdictions;

3.3. execute and deliver to Employer such applications, assignments, and other documents as Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

3.4. sign all other papers necessary to carry out the above obligations; and

3.5. give testimony and render any other assistance in support of Employer’s rights to any Employee Invention.

4. Client Confidential Information. “Client Confidential Information” is information disclosed to Employee by a client or customer (“Client”) of Employer or other parties involved in a business arrangement between Employer and a Client, which at the time of disclosure is (a) designated by the Client as confidential; or (b) which by its nature or by the circumstances of its disclosure reasonably should be confidential; or (c) which is subject to a confidentiality agreement between Employer and the Client; or (d) because the information disclosed is not generally known by persons other than employees or representatives of Employer and the Client. Employee acknowledges and agrees that all Client Confidential Information known or obtained by Employee, whether before or after the date of this Agreement, is the property of the Client. Therefore, Employee agrees that, at any time during or after the Term, Employee shall hold in confidence the Client Confidential Information and shall not disclose it to any Person or use for his personal gain or for the benefit of any third party competitor of said Client any Client Confidential Information, whether Employee has such information in Employee’s memory or embodied in writing or other physical form, except (a) to the extent that the Client Confidential Information is or becomes generally known to and available for use by the public other than as a result of Employee’s fault or the fault of any other Person bound by a duty of confidentiality to the Client; (b) that the Client Confidential Information was independently developed by Employee prior to receipt of it from the Client; (c) with the specific prior written consent of an authorized representative of the Client or; (d) if the disclosure thereof was ordered by a court of competent jurisdiction. Employee agrees to deliver to Employer at any reasonable time Employer or the Client may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the Client Confidential Information that Employee may then possess or have under his control.

5. Non-competition and Non-interference.

5.1. Acknowledgments by Employee. Employee acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; (b) Employer’s business is national in scope and its products and services are marketed throughout the United States; (c) Employer competes with other businesses that are or could be located in any part of the United States; and (d) the provisions of this Section 5 are reasonable and necessary to protect Employer’s business.

5.2. Covenants of Employee. In consideration of the acknowledgments by Employee, and in consideration of the compensation and benefits to be paid or provided to Employee by Employer, the receipt and sufficiency of which are hereby acknowledged, Employee covenants that he will not, directly or indirectly:

(a) during the Term, except in the course of his employment, and during the Post-Employment Period, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Employee’s name or any similar name to, lend Employee’s credit to or render services or advice to, any business that has products or activities which compete in whole or in part with any of Employer’s products or activities which existed during his employment, anywhere within the United States where Employer, has or is doing business or marketing the services of Employer in the areas of healthcare information technology services that are related to planning, selecting, implementing or manufacturing general purpose computer networks and associated software for healthcare providers and consulting on or about healthcare information processing systems in the healthcare and healthcare finance industries; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. For any other exceptions to this non-compete Employee must seek and obtain express permission from Employer’s Board of Directors, which permission will not be unreasonably refused.

(b) Employee acknowledges and agrees that Employer is currently performing and marketing the above described services in a majority of states throughout the United States, but particularly in the states of California, Connecticut, Florida, Illinois, Indiana, Maryland, Massachusetts, Michigan, New York, Pennsylvania, and Wisconsin. Employee acknowledges and agrees that this list of states may expand during his employment such that this Section may, at the time his employment is terminated, apply to states not listed at the time this Confidentiality Agreement is executed. Employee agrees that this covenant is reasonable with respect to its duration, geographical area and scope. Notwithstanding the foregoing, following the Term, Employee shall not be prohibited from engaging or investing in, owning, managing, operating, financing, controlling, or participating in the ownership, management, operation, financing, or control of, being employed by, associated with, or in any manner connected with, lending Employee’s name or any similar name to, lending Employee’s credit to or rendering services or advice to, any business whose products or activities do not compete with the above described services of Employer; nor shall Section 5.2(a) of this Confidentiality Agreement prevent Employee, following the Term, from acting in his individual capacity as a direct consultant (without employees or other professional assistance) for up to $500,000 per year of income, fees or other benefits to Employee, provided, however, that Employee must continue to comply with the remaining terms and conditions of this Confidentiality Agreement and Employee shall use his best efforts to recommend Employer for any work the Employee is not able to handle on his own;

(c) whether for Employee’s own account or for the account of any other person, at any time during the Term and the Post-Employment Period, accept, divert or solicit business of the same or similar type being carried on by Employer, from any individual or entity that is or was a customer of Employer during Employee’s employment with Employer;

(d) whether for Employee’s own account or the account of any other Person (i) at any time during the Term and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any Person who is or was an employee of Employer at any time during the Employee’s employment with the Employer or in any manner induce or attempt to induce any employee of Employer to terminate his employment with Employer; or (ii) at any time during the Term or the Post-Employment Period, interfere with Employer’s relationship with any Person, including any Person who at any time during the Term was an employee, contractor, supplier, or customer of Employer; or

(e) at any time during or after the Term, disparage Employer or any of its shareholders, directors, officers, employees or agents.

5.3. For purposes of Section 5.2, the term “Post-Employment Period” means the longer of (i) one (1) year after the date Employee’s employment is terminated for any reason or (ii) up to three (3) years after the date Employee’s employment is terminated for any reason, as requested by any acquirer in a Transaction (as defined in the Agreement).

5.4. If any covenant in this Section 5 is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary and not against public policy, will be effective, binding and enforceable against Employee.

5.5. The period of time applicable to any covenant in this Section 5 will be extended by the duration of any violation by Employee of such covenant.

5.6. Employee will, while the covenant under this Section 5.2 is in effect, give notice to Employer, within ten (10) days after accepting any other employment, of the identity of Employee’s employer. Employer may notify such employer that Employee is bound by this Confidentiality Agreement and, at Employer’s election, furnish such employer with a copy of this Confidentiality Agreement or relevant portions thereof.

6. Disputes or Controversies. Employee recognizes that should a dispute or controversy arising from or relating to this Confidentiality Agreement be submitted for adjudication to any court, arbitration panel or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and, subject to the order of such court, arbitration panel or other third party, will be available for inspection by Employer, Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

7. Injunctive Relief. Employee acknowledges that any breach of this Confidentiality Agreement may result in irreparable and continuing damage to Employer for which there can be no adequate remedy at law, and in the event of any such breach, Employer shall be entitled to seek immediate injunctive relief and other equitable remedies in addition to such other and further relief as may be proper. Employer’s obligation to post an undertaking in support of a petition for injunction under this Section will be determined under the applicable law and in an amount to be determined by the court.

8. No Contrary Agreement. Employee represents that his performance of all the terms of the Agreement and this Confidentiality Agreement will not breach any agreement to keep in confidence any proprietary information acquired by him in confidence or in trust prior to his employment by Employer. Employee has not entered into, and will not enter into, any agreement either written or oral in conflict with this Confidentiality Agreement or in conflict with the Agreement.

9. Term of Employment. Nothing in this Confidentiality Agreement is intended to describe or define the conditions under which Employee’s employment may be terminated, which conditions are described in the Employment Agreement.

10. Limitation. Employee agrees that this Confidentiality Agreement does not purport to set forth all of the terms and conditions of his employment, and that as an employee of Employer he has obligations to Employer which are not set forth in this Confidentiality Agreement.

11. Applicable Law. Employee agrees that any dispute in the meaning, effect or validity of this Confidentiality Agreement will be resolved in accordance with the laws of Indiana without regard to the conflict of laws provisions to this Confidentiality Agreement. Employee further agrees that if one or more provisions of this Confidentiality Agreement are held to be illegal or unenforceable under applicable Indiana law, such illegal or unenforceable portion(s) will be revised to make them legal and enforceable. The remainder of this Confidentiality Agreement will otherwise remain in full force and effect and enforceable in accordance with its terms.

12. Binding Nature. This Confidentiality Agreement will be effective as of the date executed and will be binding upon Employee, his heirs, executors, assigns, and administrators and will inure to the benefit of Employer, its subsidiaries, successors and assigns. Further, this Confidentiality Agreement supersedes prior or contemporaneous agreements and understandings on the same subject.

13. Modification. This Confidentiality Agreement only can be modified by a subsequent written agreement executed by both the Employer and the Employee.

Effective as of August 13, 2004

/s/ Vincent Roach
Vincent Roach

EXHIBIT B

GENERAL RELEASE

THIS GENERAL RELEASE (this “Release”) is entered into effective as of                          (“Effective Date”) by and between DAOU Systems, Inc., a Delaware corporation (“the Company”), and Vince Roach, an individual resident of Florida (“Employee”), with reference to the following facts:

RECITALS

A. The parties entered into an Amended and Restated Employment Agreement effective as of August 13, 2004 (the “Agreement”). Pursuant to the terms and conditions of the Agreement, and contingent upon satisfaction of the conditions described in the Agreement, Employee would become eligible for severance payments, in exchange for Employee’s release of the Company from all claims which Employee may have against the Company through the Separation Date.

B. The parties desire to dispose of, fully and completely, all claims which Employee may have against the Company in the manner set forth in this Release.

AGREEMENT

1. Release. In exchange for the consideration described in the Agreement, receipt of which is hereby acknowledged, Employee, for himself and his heirs, successors and assigns, fully releases, and discharges the Company and its officers, directors, employees, shareholders, attorneys, accountants, other professionals, insurers and agents (collectively “Agents”), and all entities related to the Company and its Agents, including, but not limited to, heirs, executors, administrators, personal representatives, assigns, parent, subsidiary and sister corporations, affiliates, partners and co-venturers (collectively, “Related Entities”), from all rights, claims, demands, actions, causes of action, liabilities and obligations of every kind, nature and description whatsoever, Employee now has, owns or holds or has at anytime had, owned or held or may have, own or hold against the Company, Agents or Related Entities from any source whatsoever, whether or not arising from or related to the facts recited in this Release. Employee specifically releases and waives any and all claims arising under any express or implied contract, rule, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, and the Age Discrimination in Employment Act, as amended (“ADEA”), and any applicable state law.

2. This Release is intended as a full and complete release and discharge of any and all claims that Employee may have against the Company, Agents or Related Entities through the Separation Date. In making this release, Employee intends to release the Company, Agents and Related Entities from liability of any nature whatsoever for any claim of damages or injury or for equitable or declaratory relief of any kind, whether the claim, or any facts on which such claim might be based, is known or unknown to him. Employee acknowledges that he may discover facts different from or in addition to those that he now believes to be true with respect to this Release. Employee agrees that this Release shall remain effective notwithstanding the discovery of any different or additional facts.

3. Waiver of Certain Claims. Employee acknowledges that, with this Release, he has been advised in writing of his right to consult with an attorney prior to executing the waivers set out in this Release, and that he has been given a 21-day period in which to consider entering into the release of ADEA claims, if any. In addition, Employee acknowledges that he has been informed that he may revoke a signed waiver of the ADEA claims for up to seven (7) days after executing this Release with this Release not becoming effective until the expiration of the seven-day revocation period. .

4. No Undue Influence. This Release is executed voluntarily and without any duress or undue influence. Employee acknowledges he has read this Release and executed it with his full and free consent. No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release.

5. Confidentiality of Agreement and Release. Employee further agrees to keep confidential the terms of the Agreement and this Release and to refrain from disclosing any information regarding the Agreement, this Release and their respective terms to any third party, unless required to do so (a) by a regulatory body (e.g. filings with the Securities Exchange Commission); (b) in financial disclosures to auditors or in audited financial statements; or (c) under oath, if properly ordered, in a court of competent jurisdiction. Employee agrees to notify the Company in writing upon first notification that he may be required by law to disclose any information deemed confidential by the Agreement or this Release. Notice must be provided in sufficient time for the party receiving notice to oppose or otherwise respond to the request.

6. Governing Law. This Release is made and entered into in Indiana and accordingly the rights and obligations of the parties hereunder shall in all respects be construed, interpreted, enforced and governed in accordance with the laws of Indiana as applied to contracts entered into in Indiana to be wholly performed within Indiana.

7. Severability. If any provision of this Release is held to be invalid, void or unenforceable, the balance of the provisions of this Release shall, nevertheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.

8. Counterparts. This Release may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Release may be executed by facsimile, with originals to follow by overnight courier.

9. Arbitration. Any dispute or claim arising out of this Release shall be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (the “AAA”) and will be governed by the Model Employment Arbitration rules of the AAA. All fees and costs will be allocated to the parties to the arbitration as determined by the arbitrator; provided, however, that each party will pay one-half of the estimated arbitrator’s fees up front; and, if either party fails to do so, then a default will be entered against such party solely with respect to such fees. Any determination of the arbitrator shall be final and binding on the parties. Nothing in this Release will prevent a party from applying to a court that would otherwise have jurisdiction for provisional or interim injunctive or other equitable measures.

10. Entire Agreement. This Release constitutes the entire agreement of the parties with respect to the subject matter of this Release, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written.

11. Modification; Waivers. No modification, termination or attempted waiver of this Release will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

12. Amendment. This Release may be amended or supplemented only by a writing signed by Employee and the Company.

DAOU Systems, Inc.	VINCE ROACH

By:	By:
Its:		Vince Roach